EXHIBIT 10.51

THE TRIZETTO GROUP, INC.

567 San Nicolas Drive, Suite 367

Newport Beach, California 92660

December 5, 2004

VA Partners, LLC

435 Pacific Avenue, Fourth Floor

San Francisco, California 94133

Attention: George F. Hamel, Jr.

Re:	Acquisition of Shares of TriZetto Common Stock

Gentlemen:

Reference is made hereby to the discussions with Jeff Margolis, Chief Executive Officer of The TriZetto Group, Inc., a Delaware corporation (“TriZetto”), in which VA Partners, LLC (“ValueAct”) expressed its interest in assisting TriZetto with the purchase of its common stock from IMS Health Inc. (“IMS”). This letter agreement (“this “Agreement”) will confirm the mutual agreement of TriZetto and ValueAct, as follows:

1.	Acquisition of the Shares

(a)	IMS Purchase. In consideration of ValueAct’s obligations hereunder, on the Closing Date, as defined below, TriZetto shall acquire record and beneficial ownership of 12,142,857 shares of its common stock (“TriZetto Common Stock”) from IMS for a purchase price of $6.75 per share, or an aggregate of $81,964,284.75 (the “Purchase Price”).

(b)	Funding of the Purchase Price. The Purchase Price shall be paid to IMS from current cash accounts and credit facilities of TriZetto in an amount of $27,964,284.75 and from funds advanced to TriZetto from ValueAct in an amount of up to $54,000,000 (the “ValueAct Contribution”), assuming the purchase by ValueAct of 8,000,000 shares of TriZetto Common Stock under this Agreement.

(c)	Advance of Funds and Share Transfer. At least three days prior to the Closing Date, TriZetto shall notify ValueAct in writing of the number of shares of TriZetto Common Stock that TriZetto will sell and ValueAct

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will purchase pursuant to this Agreement, which number of shares shall be no less than 6,000,000 shares and no greater than 8,000,000 shares (the “ValueAct Shares”). On or prior to the Closing Date, ValueAct shall transfer to TriZetto by wire of immediately available funds an amount equal to $6.75 multiplied by the number of ValueAct Shares to an account designated by TriZetto. In consideration for the ValueAct Contribution, upon the Closing, TriZetto shall deliver irrevocable instructions to its transfer agent to issue, as directed by ValueAct, in the name of ValueAct or its Affiliates, as defined below, certificates evidencing the ValueAct Shares, which certificates shall be delivered to ValueAct no later than three business days following the Closing Date. Such ValueAct Shares shall be issued to ValueAct free and clear of all encumbrances, except as otherwise specified in this Agreement.

(d)	Closing Date. The Closing Date shall be the date that IMS sells, assigns, transfers and delivers to TriZetto 12,142,857 shares of TriZetto Common Stock free and clear of all encumbrances, which shall occur no later than 30 days following delivery by TriZetto to IMS of its notice of acceptance of the irrevocable offer (such offer, as in effect on the date hereof and without giving effect to any subsequent amendment or modification, is hereinafter referred to as the “Offer”) received from IMS in accordance with the right of first refusal set forth in the Stockholders Agreement (the “Stockholders Agreement”) entered into between TriZetto and IMS on October 2, 2000, subject to any delays that may occur as a result of any regulatory approvals required by applicable law.

(e)	Call Option. During the period of time between the Closing Date and December 31, 2005 (the “Expiration Date”), TriZetto may elect to purchase from ValueAct up to 2,000,000 shares of TriZetto Common Stock (the “Option”) acquired by ValueAct under the terms of this Agreement by delivering written notice to ValueAct prior to the Expiration Date, stating the number of shares to be purchased and the purchase price for such shares. In the event the number of ValueAct Shares purchased by ValueAct is less than 8,000,000, the maximum number of shares of TriZetto Common Stock subject to the Option shall be reduced by an equal number of shares. The purchase price for any such purchase by TriZetto shall be (i) $6.75 per share of TriZetto Common Stock if such Option is exercised prior to December 31, 2004, or (ii) the per share price equal to multiplying the Market Value, as defined below, on the trading date immediately preceding the date of exercise of the Option by a fraction, the numerator of which is $6.75 and the denominator of which is the Market Value on the trading date immediately preceding public disclosure by TriZetto of its purchase or intent to purchase the shares of TriZetto Common Stock owned by IMS, if the Option is exercised after December 31, 2004 but on or prior to the Expiration Date;

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provided, that in no event shall the purchase price be less than $6.75 per share. Market Value means the average of the high and low sales prices reported on the Nasdaq National Market System on the referenced date.

2.	Lock Up Period.

(a)	ValueAct agrees that neither it nor any ValueAct Affiliate will (i) offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, any ValueAct Shares, (ii) enter into a transaction which would have the same effect, (iii) enter into any swap, hedge or other arrangement that transfers, in whole or in part, any of the economic consequences of ownership of the ValueAct Shares, whether any such aforementioned transaction is to be settled by delivery of the ValueAct Shares, or (iv) publicly disclose the intention to make any such offer, sale, pledge or disposition, or to enter into any such transaction, swap, hedge or other arrangement (unless, without in any way limiting the restrictions in clauses (i) through (iii) above, in the reasonable judgment of ValueAct, such disclosure is required in a Schedule 13D under the Exchange Act, or by other legal or regulatory requirement).

(b)	The restrictions set forth in Section 2(a) shall lapse on the one year anniversary of the Closing Date; provided, that so long as ValueAct continues to own shares of TriZetto Common Stock equal to at least ten percent (10%) of the outstanding shares of TriZetto Common Stock, ValueAct shall provide TriZetto with advance notice of any proposed sales of TriZetto Common Stock and allow TriZetto a reasonable opportunity to assist in arranging any block trades of TriZetto Common Stock. ValueAct shall cooperate with TriZetto to minimize the negative effects of any such proposed sales.

(c)	In the event any portion of the Option is exercised by TriZetto, the ValueAct Shares shall be reduced by the number of shares of TriZetto Common Stock purchased pursuant to the Option.

3.	Registration Rights

(a)	Subject to Section 2 above, if, after the one year anniversary of the Closing Date, TriZetto shall receive from ValueAct a written request or requests that TriZetto effect a registration on Form S-3, or Form S-2 or Form S-1, if Form S-3 is not available (or any similar or successor forms promulgated by the Securities and Exchange Commission) (a “Registration Statement”), and any related qualification or compliance, for a public offering of all or a part of the ValueAct Shares owned by ValueAct, TriZetto will as soon as practicable effect such registration and all such qualifications and compliances as may be so requested and as would permit or facilitate the sale and distribution of all or such portion of

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such ValueAct Shares as are specified in such request, at the sole cost and expense of TriZetto, excluding selling commission or discounts; provided, however, that TriZetto shall not be obligated to effect any such registration, qualification or compliance, pursuant to this Section 3(a): (1) if TriZetto shall furnish to ValueAct a certificate signed by the Chief Executive Officer of TriZetto stating that in the good faith judgment of the Board of Directors of TriZetto, it would be seriously detrimental to TriZetto and its stockholders for such Registration Statement to be effected at such time, in which event TriZetto shall have the right to defer the filing of the Registration Statement for a period of not more than ninety (90) days after receipt of the request therefor; provided, however, that TriZetto shall not utilize this right more than once in any twelve month period; or (2) if such Registration Statement covers an offering of less than $5,000,000 of ValueAct Shares.

(b)	ValueAct shall provide all information relating to ValueAct necessary for inclusion in the Registration Statement to satisfy all requirements of applicable state and federal securities laws. TriZetto and ValueAct shall be solely responsible for any statement, information or omission in the Registration Statement relating respectively to TriZetto and ValueAct or their respective Affiliates based upon written information furnished by such parties. TriZetto will respond to any comments of the SEC and will use its commercially reasonable efforts to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing. TriZetto will provide ValueAct a reasonable opportunity to review and comment on any amendment or supplement to the Registration Statement; provided, however, that the foregoing shall not prevent or unreasonably delay TriZetto from filing any such amendment or supplement should TriZetto determine upon advice from counsel that such filing is necessary or appropriate.

(c)	The registration rights granted herein shall terminate on the earlier to occur of (i) the date of the second anniversary of the Closing Date, (ii) the date on which all ValueAct Shares may be immediately sold by ValueAct without registration and without restriction as to the number of ValueAct Shares to be sold pursuant to Rule 144 promulgated under the Securities Act of 1933, as amended (the “Securities Act”), or (iii) the date on which all ValueAct Shares have been sold pursuant to an effective registration statement or pursuant to Rule 144.

4.	Restrictions on Transfer to Competitors or Significant Customers. In no event shall ValueAct transfer, assign or otherwise dispose of any ValueAct Shares to any party that, at the time of such transfer, assignment or disposition, is a significant customer of, or a significant competitor to, TriZetto. The restrictions set forth in this Section 6 shall not restrict the transfer, assignment or disposition

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of ValueAct Shares in a bona fide public offering pursuant to a registration statement filed with the Securities and Exchange Commission pursuant to Section 3 above.

5.	Standstill. ValueAct agrees that, for a period of one (1) year from the date of this Agreement (the “Standstill Period”), unless consented to in writing by TriZetto in advance, neither ValueAct nor any of its Affiliates shall in any manner, directly or indirectly, effect or seek, offer or propose (whether publicly or otherwise) to effect, or cause or participate in or in any way assist any other person to effect or seek, offer or propose (whether publicly or otherwise) to effect or participate in, (i) any acquisition of the voting securities or other equity securities of TriZetto that are registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (or beneficial ownership thereof as such term is used in the Exchange Act) or assets of TriZetto; (ii) any tender or exchange offer, merger or other business combination involving TriZetto or any of its subsidiaries; (iii) any recapitalization, restructuring, liquidation, dissolution or other extraordinary transaction with respect to TriZetto; (iv) representation for itself or any of its Affiliates or representatives on the Board of Directors of TriZetto, whether by a proxy contest or otherwise, or (v) take any action which in and of itself would require TriZetto or any of its Affiliates to make a public announcement or public filing regarding any of the types of matters set forth in the preceding clauses (i) through (iv), inclusive, of this Section 5; or (vi) enter into any discussions, arrangements or agreements with any third person with respect to any of the foregoing. For purposes hereof, the term “voting securities” shall include non-voting securities that, by their terms, are convertible or exercisable into or exchangeable for voting securities of TriZetto. Notwithstanding the foregoing, in the event that TriZetto exercises its Option, ValueAct may purchase such number of shares of TriZetto Common Stock in the public markets equal to the number of shares of TriZetto Common Stock purchased by TriZetto from ValueAct pursuant to the Option.

6.	Rights Plan. TriZetto shall take such action as may be required to amend its Rights Agreement, dated October 2, 2000, by and between TriZetto and U.S. Stock Transfer Corporation, to provide that the acquisition of the ValueAct Shares pursuant to the terms of this Agreement, including the additional shares of TriZetto Common Stock permitted by the last sentence of Section 5, will not cause ValueAct to be deemed an Acquiring Person, as such term is defined in the Rights Agreement, or otherwise cause the distribution of any rights thereunder.

7.	Regulatory Approvals.

(a)	ValueAct and TriZetto will execute and file, or join in the execution and filing, of any application or other document that may be necessary in order to obtain the authorization, approval or consent of any governmental body, federal, state, local or foreign, or any self regulatory organization, which

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may be reasonably required, or which ValueAct or TriZetto may reasonably request, in connection with the consummation of the transactions contemplated by this Agreement. ValueAct and TriZetto will use their commercially reasonable best efforts to obtain all such authorizations, approvals and consents. The receipt of any such authorizations, approvals or consents shall be a condition to the obligations of the parties under this Agreement.

(b)	ValueAct acknowledges that TriZetto is under no obligation to accept the Offer, and acceptance of the Offer is a condition to TriZetto’s obligations hereunder.

8.	Investment Representations. ValueAct hereby represents and warrants to TriZetto as follows:

(a)	Investment Intent. It is acquiring the ValueAct Shares for its own account, not as nominee or agent, for investment and not with a view to, or for resale in connection with, any distribution or public offering thereof within the meaning of the Securities Act.

(b)	Shares Not Registered. It understands that (i) the ValueAct Shares have not been registered under the Securities Act by reason of a specific exemption therefrom, that the ValueAct Shares must be held by it indefinitely, and that it must, therefore, bear the economic risk of such investment indefinitely, unless a subsequent disposition thereof is registered under the Securities Act or is exempt from such registration; (ii) each certificate representing the ValueAct Shares will be endorsed with a legend substantially similar to the following:

“THE SECURITIES EVIDENCED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, (THE “1933 ACT”) AND MAY NOT BE SOLD, TRANSFERRED, ASSIGNED OR HYPOTHECATED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE 1933 ACT COVERING SUCH SECURITIES OR IF THE COMPANY RECEIVES AN OPINION OF COUNSEL FOR THE HOLDER OF THESE SECURITIES REASONABLY SATISFACTORY TO THE COMPANY, STATING THAT SUCH SALE, TRANSFER, ASSIGNMENT OR HYPOTHECATION IS EXEMPT FROM THE REGISTRATION AND PROSPECTUS DELIVERY REQUIREMENTS OF THE 1933 ACT.”

and (iii) TriZetto will instruct any transfer agent not to register the transfer of any of the ValueAct Shares unless the conditions specified in the foregoing legend are satisfied; provided, however, that no such opinion of counsel shall be necessary if the sale, transfer or assignment is made

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pursuant to Rule 144 promulgated under the Securities Act and ValueAct provides TriZetto with evidence reasonably satisfactory to TriZetto and its counsel that the proposed transaction satisfies the requirements of Rule 144.

(c)	Sophistication. It has such knowledge and experience in financial or business matters that it is capable of evaluating the merits and risks of the investment in the ValueAct Shares.

(d)	Information. It has been furnished with and has had access to such information as it has considered necessary to make a determination as to the purchase of the ValueAct Shares, together with such additional information as is necessary to verify the accuracy of the information supplied. It is agreeing to purchase the ValueAct Shares based upon publicly available information and that TriZetto has no obligation to furnish ValueAct with information greater than that which is publicly available.

(e)	Accredited Investor. It is an “accredited investor” within the meaning of Rule 501 of Regulation D promulgated under the Securities Act, as presently in effect.

(f)	Restricted Securities. It understands that the ValueAct Shares it is purchasing are characterized as “restricted securities” under the federal securities laws inasmuch as the ValueAct Shares are being acquired from TriZetto in a transaction not involving a public offering and that under such laws and applicable regulations such shares may be resold without registration under the Securities Act only in certain limited circumstances, and it represents that it is familiar with Rule 144, as presently in effect, and understands the resale limitations imposed thereby and by the Securities Act.

(g)	Legends Regarding Restrictions on Transfer. It understands that any transfer of ValueAct Shares is subject to certain restrictions on transfer pursuant to this Agreement and that the ValueAct Shares will carry a legend to that effect.

9.	Power and Authority; No Conflicts. Each of TriZetto and ValueAct represent and warrant that: (a) it has the full legal right and authority to enter into this Agreement and to consummate the transactions contemplated hereby, (b) this Agreement is a legally binding agreement that is enforceable against it in accordance with its terms, and (c) its execution and delivery of this Agreement and the performance by it of its obligations hereunder will not conflict with or violate any other agreement or understanding, written or oral, to which such party is subject or bound.

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10.	Publicity. The parties shall coordinate in advance the contents of the reports, statements, filings and releases pertaining to this Agreement and the transactions contemplated hereby.

11.	Termination. This Agreement shall terminate if TriZetto does not accept the Offer prior to its expiration. TriZetto may terminate this Agreement (i) if any authorization, approval or consent required pursuant to Section 7 is not obtained or could not reasonably be obtained prior the Closing Date or (ii) in the event that TriZetto receives an offer prior to the Closing Date that, if consummated, would constitute a change of control of TriZetto. In the event that this Agreement is terminated pursuant to clause (ii) above after acceptance of the Offer, TriZetto shall pay ValueAct a termination fee in the amount of $1,000,000.

12.	Expenses. Each party shall bear its own expenses in connection with the preparation and consummation of the transactions contemplated by this Agreement; provided, however, that TriZetto will, as directed by ValueAct, pay $50,000 of the fee payble by ValueAct to Taconic Capital Group in connection with the transaction contemplated by this Agreement.

13.	Governing Law; Jurisdiction. This letter shall be governed by and construed in accordance with the laws of the State of California applicable to contracts made and to be performed wholly therein and the parties hereby irrevocably and unconditionally consent to the exclusive jurisdiction of the state courts of the State of California, County of Orange, or the United States District Court for the Central District of California.

14.	Counterparts. This Agreement may be executed in any number of counterparts, and each counterpart shall be deemed an original, but all such counterparts together shall constitute but one agreement.

15.	Entire Agreement. This Agreement constitutes the full and entire understanding and agreement among the parties with regard to the subject matter contained herein.

16.	Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by either party hereto, whether by operation of law or otherwise, without the prior written consent of the other party.

17.	Exclusive Right. TriZetto is providing this opportunity to purchase the ValueAct Shares exclusively to ValueAct and in the event that this Agreement terminates pursuant to Section 11, TriZetto will not enter into any agreement or understanding with any third party granting such party the right to fund TriZetto’s purchase, or to purchase in TriZetto’s place, any portion of the shares of TriZetto Common Stock covered by the Offer in any manner that is substantially similar to the transaction contemplated by this Agreement, it being specifically acknowledged, without limiting the foregoing, that the sale of any such shares pursuant to a change in control transaction would not conflict with this Section 17. TriZetto will not amend or modify the Stockholders Agreement as it relates in any respect to the Offer without the prior written consent of ValueAct.

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18.	Definitions. As used in this Agreement, the term “Affiliate” shall have the meaning given to such term by Rule 12b-2 under the Exchange Act.

Yours very truly,

THE TRIZETTO GROUP, INC.

By:	/s/ Jeffrey H. Margolis
Jeffrey H. Margolis, Chief Executive Officer

The foregoing is accepted and agreed to as of the date first above written.

VA PARTNERS, LLC

By:	/s/ George F. Hamel, Jr.
George F. Hamel, Jr., Managing Member

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